Filed pursuant to Rule 424(b)(3) of the Rules
and Regulations under the Securities Act of 1933.
Registration No. 333-83562.

PROSPECTUS SUPPLEMENT NO. 1

$402,500,000

BEST BUY CO., INC.
2.25% Convertible Subordinated Debentures due January 15, 2022
Convertible into Common Stock
Guaranteed as to Payment of Principal and Interest
by Best Buy Stores, L.P.

        This prospectus supplement supplements the prospectus dated July 12, 2002 of Best Buy Co., Inc. and Best Buy Stores, L.P., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $402,500,000 aggregate principal amount of the debentures and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

        The table in the "Selling Securityholders" section of the prospectus is hereby supplemented to update and add information regarding the entities named below as selling securityholders:

Name	Aggregate Principal Amount of Debentures Owned before Offering	Aggregate Principal Amount of Debentures that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold(1)
Atlantic Trust Pell Rudman	$3,200,000	$3,200,000	*	46,376	*
ATSF—Transamerica Convertible Securities	90,000	90,000	*	1,304	*
Credit Suisse First Boston Europe Ltd.	2,000,000	2,000,000	*	28,985	*
Goldman Sachs and Company	13,000,000	13,000,000	3.2%	188,405	*
HFR CA Select Fund	550,000	550,000	*	7,970	*
IDEX Transamerica Convertible Securities Fund	130,000	130,000	*	1,884	*
JC Penney Insurance Co. Group	1,000,000	1,000,000	*	14,492	*
Jefferies & Co. Inc.	2,775,000	2,775,000	*	40,217	*
Lincoln National Convertible Securities Fund	1,900,000	1,900,000	*	27,536	*
Transamerica Life Insurance & Annuity Co.	9,350,000	9,350,000	2.3%	135,506	*
UFJ Investments Asia Ltd.	2,500,000	2,500,000	*	36,231	*
Wachovia Securities Inc.	24,245,000	24,245,000	6.0%	351,375	*
Zazove Hedged Convertible Fund L.P.	2,800,000	2,800,000	*	40,579	*
Zazove Income Fund L.P.	1,850,000	1,850,000	*	26,811	*
Zurich Institutional Benchmarks Master Fund LTD	1,800,000	1,800,000	*	26,086	*

*
Less than 1.0%
(1)
Based on 318,694,063 shares of common stock outstanding as of February 1, 2002.

        Investing in the debentures and our common stock involves risks. See "Risk Factors" on page 11 of the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 14, 2002.